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                                                                    EXHIBIT 99.2

CAPSTAR COMMUNICATIONS, INC. EXTENDS SOLICITATION
OF CONSENTS FROM HOLDERS OF 12 5/8% SERIES E CUMULATIVE
EXCHANGEABLE PREFERRED STOCK

         AUSTIN AND DALLAS, TEXAS, OCTOBER 25, 1999 -- Capstar Communications, Inc. (the "Company"), an indirect subsidiary of AMFM Inc. (NYSE:AFM) ("AMFM"), announced today that it has extended its consent solicitation regarding its 12 5/8% Series E Cumulative Exchangeable Preferred Stock due October 31, 2006 (the "Preferred Stock"). The consent solicitation will now expire at 5:00 p.m., New York City time, on Monday, November 8, 1999, unless further extended (the "Expiration Date"). Prior to the extension, the consent solicitation was set to expire at 5:00 p.m., New York City time, on Tuesday, October 26, 1999. The Company reserves the right for any reason to terminate the consent solicitation at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         The purpose of the Consent Solicitation is to amend (the "Proposed Amendments") certain provisions of the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof (the "Certificate of Designation") of the Company's Preferred Stock. As part of the Consent Solicitation, the Company will make a cash payment of $0.25 per share of Preferred Stock as to which the registered holder as of October 12, 1999 (the "Record Date") has delivered a duly executed consent which has not been revoked prior to the Expiration Date. The Company intends to finance the consent payment through cash on hand.

         MacKenzie Partners, Inc. is acting as the information agent (the "Information Agent") and Deutsche Bank Securities Inc. is acting as the consent agent (the "Consent Agent") for the Consent Solicitation. The Bank of New York is acting as the depositary for any consents delivered. The consent solicitation is being made pursuant to a Consent Solicitation Statement, as amended, and the related Letter of Consent, which more fully set forth the terms of the consent solicitation. Requests for additional information concerning the terms and conditions of the consent solicitation and delivery of consents may be directed to the Information Agent at (800) 322-2885 or the Consent Agent at
(800) 553-2826. Additional copies of the Consent Solicitation Statement and related documents may be obtained by calling the Information Agent.

         The Company is an indirect subsidiary of AMFM, the nation's largest radio broadcasting entity, consisting of the AMFM Radio Group, including the AMFM Radio Networks and the Chancellor Marketing Group, and the AMFM New Media Group, including Katz Media and AMFM's Internet operations. Reflecting announced transactions, the AMFM Radio Group with over 440 stations in 100 markets reaches a weekly listener base of approximately 64 million people. The AMFM Radio Networks offers syndicated programming nationwide. Chancellor Marketing Group is a full-service sales promotion firm developing integrated marketing programs for Fortune 1000 companies. AMFM's Katz Media is the only full-service media representation firm in the United States serving multiple types of electronic media. AMFM's Internet operations focus on developing AMFM's E-commerce web sites, streaming online broadcasts of AMFM's on-air programming and other media, and promoting emerging Internet and new media concerns.

         AMFM has entered into a merger agreement with Clear Channel Communications, Inc. pursuant to which AMFM's stockholders will receive 0.94 shares of Clear Channel common stock for each share of AMFM common stock held on the record date of the transaction and AMFM will become a wholly owned subsidiary of Clear Channel. The merger with Clear Channel is not expected to be consummated until the second half of 2000, and will have no impact on the tender offer and solicitation.

         This news announcement contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Key risks are described in the Company's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the broadcasting industry generally and, accordingly, the Company's actual performance and results may vary from those stated herein and the Company undertakes no obligation to update the information contained herein.